Kingstone Companies, Inc. 1154 Broadway
Hewlett, NY 11557
Phone: (516) 374-7600
Fax: (516) 295-7216 www.kingstonecompanies.com Contact: Barry Goldstein, CEO
News Release

Kingstone Companies Announces Third Quarter Results

Declares $.03 per Share Quarterly Dividend

Book Value per Share of $3.68, up 9% Since Year-end 2010

Hewlett, New York—November 14, 2011--Kingstone Companies, Inc. (NASDAQ: KINS) reported its results for the period ended September 30, 2011. Third quarter 2011 net income was $219,569, or $.06 per share, and net operating income1 was $89,830, or $.02 per share.

The Company also announced that its board declared a quarterly dividend of $.03 per share payable on December 15, 2011 to shareholders of record at the close of business on November 30, 2011.

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1This measure is not based on U.S. generally accepted accounting principles (“GAAP”) and is defined and reconciled to the most directly comparable GAAP measure in “Information Regarding Non-GAAP Measures.”

Operating Highlights

•
Direct premiums written and net premiums written in the third quarter were up by 24.0% and 26.8%, respectively, over the same quarter of 2010.  Year to date amounts were up 22.2% and 18.8%, respectively, over the nine months ended September 30, 2010.

•	Net premiums earned were up 28.5% over the same quarter of 2010. Year to date amount was up 36.9%
•
Q3 net loss ratio exclusive of catastrophes was 63.8% as compared to 62.2% in Q3 2010.  Net catastrophe loss caused by Tropical Storm Irene added 10.7% to net loss ratio to a total of 74.5% in the third quarter.

Financial Highlights

	For the Three Months Ended September 30,					For the Nine Months Ended September 30,
	2011	2010	$ Change	% Change		2011	2010	$ Change	% Change
(000's except per share amounts and percentages)
Direct premiums written (1)	$10,383	$8,376	$2,007	24.0%		$30,503	$24,969	$5,534	22.2%
Net premiums written (1)	$4,267	$3,366	$901	26.8%		$12,410	$10,449	$1,961	18.8%
Net premiums earned	$3,937	$3,065	$872	28.5%		$10,822	$7,905	$2,917	36.9%
Ceding commission revenue	$2,308	$2,232	$76	3.4%		$7,348	$6,414	$934	14.6%
Net investment income	$172	$155	$17	11.0%		$510	$436	$74	17.0%
Interest expense	$24	$47	$(23)	(48.9	) %	$108	$139	$(31)	(22.3	) %
Net income	$220	$232	$(12)	(5.2	) %	$1,120	$823	$297	36.1%
Net income per diluted share	$0.06	$0.06	$0 .00	0.2%		$0.29	$0.25	$0.04	15.0%
Comprehensive income	$109	$578	$(469)	(81.1	) %	$1,230	$1,193	$37	3.1%
Net operating income (1)	$89	$177	$(88)	(49.7	) %	$884	$672	$212	31.5%
Operating income per diluted share (1)	$0.02	$0.05	$(0.03)	(60.0	) %	$0.23	$0.20	$0.03	15.0%

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1These measures are not based on GAAP and are defined and reconciled to the most directly comparable GAAP measures in “Information Regarding Non-GAAP Measures.”

Management Commentary

Barry Goldstein, Kingstone’s Chairman and CEO, stated “Our premium growth continued in the third quarter.  Direct written premiums were up 24% over the prior year to $10.4 million.  We reduced the quota share ceding percentage on commercial lines policies at the beginning of Q3.  Thus, we are retaining a larger portion of the commercial writings effective July 1st.  This results in a further increase to net written premiums, which were up 26.8% for the quarter.  In spite of the August storms which brought with them a record number of claims, we earned a net of $220,000 or $.06 per share for the quarter, down only $12,000 from the non-catastrophe impacted third quarter of 2010 when we earned $232,000 or $.06 per share.

Victor Brodsky, Kingstone CFO, added “The third quarter was highlighted by the effects of August rainstorms, and Tropical Storm Irene in particular.  Due to the structure of our reinsurance program, the losses incurred by Tropical Storm Irene are reflected by an increase to our net loss ratio and a decrease to our ceding commission revenue.  While our net loss and loss adjustment expense from this catastrophe of $422,000 added 10.7% to our net loss ratio, there was a reduction of ceding commission revenue of $493,000.  Ceding commission revenue was up by 3.4% over Q3 2010 inclusive of the effect of Tropical Storm Irene.  Our second quarterly dividend was declared at the rate of $.03 per share and will be paid to holders of record at November 30th on December 15, 2011.

Information Regarding Non-GAAP Measures

Direct premiums written - represents the total premiums charged on policies issued by the Company during the fiscal period in question.

Net premiums written - represents direct premiums written less premiums ceded to reinsurers.

	For the Three Months Ended September 30,					For the Nine Months Ended September 30,
	2011	2010	$ Change	% Change		2011	2010	$ Change	% Change
(000’s)
Direct and Net Premiums Written Reconciliation:
Direct premiums written	$10,383	$8,376	$2,007	24.0%		$30,503	$24,969	$5,534	22.2%
Assumed written premiums	3	6	(3)	(50.0	) %	6	9	(3)	(33.3	) %
Ceded written premiums	(6,119)	(5,016)	(1,103)	22.0%		(18,099)	(14,529)	(3,570)	24.6%
Net written premiums	4,267	3,366	901	26.8%		12,410	10,449	1,961	18.8%
Change in unearned premiums	(330)	(301)	(29)	9.6%		(1,588)	(2,544)	956	(37.6	) %

Net premiums earned	$3,937	$3,065	$872	28.5%		$10,822	$7,905	$2,917	36.9%

Net operating income - is net income exclusive of realized investment gains, net of tax.  Net income is the GAAP measure most closely comparable to operating income.  Management uses net operating income, along with other measures, to gauge the Company’s performance and evaluate results, which can be skewed when including realized investment gains, which may vary significantly between periods.  Net operating income is provided as supplemental information, is not a substitute for net income and does not reflect the Company’s overall profitability.

	For the Three Months Ended September 30,					For the Nine Months Ended September 30,
	2011	2010	$ Change	% Change		2011	2010	$ Change	% Change
(000’s)
Net Operating Income Reconciliation:
Net income	$220	$232	$(12)	(5.2	) %	$1,120	$823	$297	36.1%

Net realized gain on investments	197	84	113	134.5%		357	229	128	55.9%
Less tax effect on realized gains	66	29	37	127.6%		121	78	43	55.1%
Net realized gain on investments, net of taxes	131	55	76	138.2%		236	151	85	56.3%

Net operating income	$89	$177	$(88)	(49.7	) %	$884	$672	$212	31.5%

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Forward Looking Statements
Statements in this press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements, other than statements of historical facts, may be forward-looking statements.  These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those included in forward-looking statements due to a variety of factors.  More information about these factors can be found in Kingstone’s filings with the Securities and Exchange Commission, including its latest Annual Report filed with the Securities and Exchange Commission on Form 10-K.  Kingstone undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.